                                                                  Exhibit (c)(1)

Agreement and Plan of Merger, dated as of November 9, 1998, by and among Parent,
                          Purchaser and the Company.

================================================================================



                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                           SELECT MEDICAL CORPORATION

                      SELECT MEDICAL OF MECHANICSBURG, INC.

                                       and

                        INTENSIVA HEALTHCARE CORPORATION


                          ----------------------------



                          Dated as of November 9, 1998




================================================================================

                                TABLE OF CONTENTS


                                                                      Page

ARTICLE I. THE OFFER.....................................................1
   1.1.    The Offer.....................................................1
   1.2.    Conditions to the Offer.......................................2
   1.3.    Waivers of Conditions.........................................3
   1.4.    Schedule 14D-1................................................4
   1.5.    Company Action................................................5

ARTICLE II. THE MERGER...................................................6
   2.1.    The Merger....................................................6
   2.2.    Effective Time; Closing.......................................6
   2.3.    Effect of the Merger..........................................6
   2.4.    Certificate of Incorporation; By-laws.........................7
   2.5.    Directors and Officers........................................7
   2.6.    Conversion of Securities......................................7
   2.7.    Dissenting Shares.............................................7
   2.8.    Employee Stock Options........................................8
   2.9.    Surrender of Shares; Stock Transfer Books.....................8

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............10
   3.1.    Organization and Qualification; Subsidiaries.................10
   3.2.    Certificate of Incorporation and By-laws.....................10
   3.3.    Capitalization...............................................10
   3.4.    Authority Relating to this Agreement.........................11
   3.5.    No Conflict; Required Filings and Consents...................11
   3.6.    SEC Filings; Financial Statements............................12
   3.7.    Absence of Certain Changes or Events.........................13
   3.8.    Absence of Litigation........................................13
   3.9.    Labor Matters; Employee Benefit Plans........................13
   3.10.   Offer Documents; Schedule 14D-9; Proxy Statement.............15
   3.11.   Taxes........................................................15
   3.12.   Compliance with Laws.........................................16
   3.13.   Exclusion....................................................17
   3.14.   Accounts Receivable..........................................18
   3.15.   Brokers......................................................18
   3.16.   Real Property and Leases.....................................18
   3.17.   Environmental Matters........................................19
   3.18.   State Takeover Statutes......................................19
   3.19.   Vote Required................................................20
   3.20.   Certain Contracts............................................20
   3.21.   Intellectual Property........................................20
   3.22.   Opinion of Financial Advisor.................................21
   3.23.   Affiliate Transactions.......................................21
   3.24.   Prior Negotiations...........................................21

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.....21
   4.1.    Corporate Organization.......................................21
   4.2.    Authority Relating to this Agreement.........................21
   4.3.    No Conflict; Required Filings and Consents...................22
   4.4.    Financing....................................................22
   4.5.    Offer Documents; Proxy Statement.............................23
   4.6.    Brokers......................................................23

ARTICLE V.  CONDUCT OF BUSINESS PENDING THE MERGER......................23
   5.1.    Conduct of Business by the Company Pending the Merger........23
   5.2.    Additional Covenants.........................................26

ARTICLE VI.  ADDITIONAL AGREEMENTS......................................26
   6.1.    Stockholders Meeting.........................................26
   6.2.    Proxy Statement..............................................27
   6.3.    Company Board Representation; Section 14(f)..................27
   6.4.    Access to Information; Confidentiality.......................28
   6.5.    No Solicitation of Transactions..............................28
   6.6.    Employee Matters.............................................30
   6.7.    Directors' and Officers' Indemnification and Insurance.......30
   6.8.    Further Action; Reasonable Best Efforts......................32
   6.9.    Public Announcements.........................................32
   6.10.   SEC and Stockholder Filings..................................32
   6.11.   Takeover Statutes............................................32
   6.12.   Advice of Breaches...........................................33

ARTICLE VII.  CONDITIONS TO THE MERGER..................................33
   7.1.    Conditions to the Merger.....................................33
   7.2.    Parent and Purchaser Conditions to the Merger................33
   7.3.    Company Conditions to the Merger.............................34

ARTICLE VIII.  TERMINATION, AMENDMENT AND WAIVER........................35
   8.1.    Termination..................................................35
   8.2.    Effect of Termination........................................36
   8.3.    Fees and Expenses............................................37
   8.4.    Amendment....................................................38
   8.5.    Waiver.......................................................38

ARTICLE IX.  GENERAL PROVISIONS.........................................38
   9.1.    Non-Survival of Representations, Warranties and Agreements...38
   9.2.    Notices......................................................38
   9.3.    Definitions..................................................39
   9.4.    Severability.................................................42
   9.5.    Entire Agreement; Assignment.................................42
   9.6.    Parties in Interest..........................................43
   9.7.    Governing Law................................................43
   9.8.    Headings.....................................................43
   9.9.    Counterparts.................................................43
   9.10.   Specific Performance.........................................43
   9.11.   Costs of Enforcement.........................................43

     THIS AGREEMENT AND PLAN OF MERGER, dated as of November 9, 1998 (the "Agreement"), is by and among SELECT MEDICAL CORPORATION, a Delaware corporation ("Parent"), SELECT MEDICAL OF MECHANICSBURG, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and INTENSIVA HEALTHCARE CORPORATION, a Delaware corporation (the "Company").

                                  Background
                                  ----------
  (a) The Boards of Directors of Parent, Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

  (b) In furtherance of such acquisition, Parent, Purchaser and the Company have agreed that Purchaser shall make a cash tender offer to acquire all the outstanding shares of common stock of the Company, on the terms and subject to the conditions of this Agreement.

  (c) The Board of Directors of the Company has approved the making of such offer and has agreed to recommend that holders of Shares tender their Shares under such offer.

  (d) The Boards of Directors of Parent, Purchaser and the Company have approved the merger of Purchaser with and into the Company following the consummation of the Offer and on the terms and subject to the conditions set forth herein.

  (e) Parent and Purchaser have entered into agreements with certain holders of the Shares under which such holders agree to tender such Shares in the Offer and/or vote in favor of the Offer and the Merger (the "Stockholder Agreements").

  (f) Certain capitalized terms used herein are defined in Section 9.3.

                                   Agreement
                                   ---------
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:


                                  ARTICLE I.
                                  THE OFFER

     1.1. The Offer.

     Upon the terms and subject to the conditions of this Agreement, Purchaser shall commence a cash tender offer (the "Offer") to acquire all the issued and outstanding shares (the "Shares") of Common Stock, par value $0.001 per share, of the Company ("Common Stock"). The purchase price under the Offer shall be $9.625 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, on the terms and subject to the conditions set forth herein. Purchaser shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five Business Days after the initial public announcement of Purchaser's intention to commence the Offer. Subject to the terms and conditions of the Offer and in accordance with the terms of this Agreement, Purchaser shall accept for payment and pay for, as promptly as practicable after expiration of the Offer, all Shares validly tendered and not withdrawn.

     1.2. Conditions to the Offer.

     The obligation of the Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject to the following conditions:

  (a) At least the number of Shares that, when added to the Shares already owned by Parent, shall constitute 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights), shall have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition");

  (b) any applicable (i) waiting period under the HSR Act or (ii) period during which Parent or Purchaser shall have consented or otherwise be barred from purchasing Shares pursuant to the Offer as part of any agreement or other arrangement with any Governmental Authority involving the HSR Act or any other applicable antitrust laws has expired or been terminated prior to the expiration of the Offer (as it may be extended hereunder);

  (c) the Company shall have received any required consent or approval of any Governmental Authority and there shall not be pending or threatened any action or proceeding before any court or Governmental Authority, domestic or foreign,
(i) challenging or seeking to directly or indirectly restrain or prohibit, the transactions contemplated hereby including the Merger, the Offer and the Stockholders Agreements (the "Transactions"); (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or any of their Subsidiaries of all or any material portion of the business or assets of the Company, (iii) seeking to impose limitations on the ability of the Parent, the Purchaser or any other Affiliate of Parent to exercise effectively full rights of ownership of any Shares, (iv) seeking to require divestiture by Parent, Purchaser or any other Affiliate of Parent of any Shares, (v) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries,
(vi) seeking to obtain from the Company, Parent or Purchaser any damages or otherwise imposing financial burdens, penalties or fines that are material in relation to the Company and its Subsidiaries, or Parent and its Subsidiaries, in each case taken as a whole, or (vii) which is otherwise reasonably likely to have a Material Adverse Effect on the Company;

  (d) there shall not have been any statute, rule, regulation, judgment, order or injunction enacted, entered, issued, enforced, promulgated or deemed applicable, or any other action taken, by any Government Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer, or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of the preceding paragraph;

  (e) there shall not have occurred, and be continuing, any change, condition, event or other development that has had a Material Adverse Effect;

  (f) the representations and warranties of the Company in this Agreement shall be true and correct (for all purposes of this paragraph (f) without giving effect to any material or Material Adverse Effect qualifiers or other qualifiers based on materiality that are contained in this Agreement) as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that the failure or failures to be true or correct do not, in the aggregate, have a Material Adverse Effect;

  (g) the Company shall have performed in all material respects its obligations under this Agreement which, by their terms, are to be performed prior to such date;

  (h) this Agreement shall not have been terminated in accordance with its terms; and

  (i) all of the holders of outstanding Company Stock Options which have not been exercised or tendered in the Offer shall have agreed to the cancellation of such Company Stock Options as described in Section 2.8 in consideration for the receipt of the Option Spread.

      The obligations of the Purchaser to purchase shares pursuant to the Offer and engage in the Merger are not contingent upon the obtaining of financing by the Parent or Purchaser, and no such condition shall be implied by the conditions contained in this Section 1.2.

     1.3. Waivers of Conditions.

  (a) The conditions in Section 1.2 are for the sole benefit of Purchaser and Parent and may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion and Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the prior written consent of the Company:

          (i) the Minimum Condition may not be waived, provided that Parent and Purchaser may reduce the Minimum Condition to 66-2/3% of the outstanding Shares on a fully-diluted basis;

          (ii) no change may be made which (A) decreases the price per Share payable in the Offer, (B) reduces the maximum number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer other than as set forth above, or (D) is otherwise materially adverse to the Company's stockholders.

  (b) The Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions beyond the then scheduled expiration date (the initial scheduled expiration date being 20 Business Days following the commencement of the Offer computed in accordance with SEC Rules) if, at the then scheduled expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived, (ii) extend the Offer for the minimum period required by the SEC Rules applicable to the Offer including in connection with any increase in consideration or waiver of a condition which is permitted to be waived under
Section 1.3(a), (iii) extend the Offer as provided in Section 1.3(c) or (iv) extend the Offer on one or more occasions for an aggregate period of not more than 10 Business Days beyond the initial expiration date or the latest expiration date that would otherwise be permitted (or, in the case of clause
(iii), required) under clause (i), (ii) or (iii) of this sentence; provided, that, in the case of such an extension under clause (iv), the Purchaser and the Parent shall have irrevocably waived the conditions contained in Section 1.2 other than the conditions set forth in Section 1.2(a), 1.2(h) and, with respect to willful breaches, Section 1.2(g).

  (c) If on the then scheduled expiration date of the Offer, any condition to the Offer set forth in Section 1.2(b)-(d) is not satisfied or waived, and all of the conditions to the Offer other than those set forth in Section 1.2(b)-(d) have been satisfied or waived, the Purchaser shall, if requested by the Company in writing prior to the then scheduled expiration date (which notice shall describe in reasonable detail the circumstances resulting in the failure of such condition to be satisfied), extend the Offer to the extent necessary to permit such condition to be satisfied, provided that Purchaser shall not be required to extend the Offer under this Section 1.3(c) beyond the date specified in Section 8.1(b)(i) or (ii) if the conditions to the Offer specified herein cannot be satisfied on or prior to such date.

  (d) If on the then scheduled expiration date of the Offer, the Minimum Condition shall not have been satisfied or waived but more than 66-2/3% of the outstanding Shares on a fully-diluted basis have been tendered and not withdrawn, then Purchaser may, in addition to or in lieu of extending the Offer pursuant to Section 1.3(b), deliver to the Company a written notice (the "Merger Notice") directing the Company to proceed with the Merger and to call and hold the Stockholders Meeting and disseminate the Proxy Statement as soon as reasonably practicable. In the event (i) Purchaser elects not to deliver a Merger Notice to the Company pursuant to the preceding sentence, (ii) the Minimum Condition shall not have been satisfied or waived but more than 66-2/3% of the outstanding Shares on a fully-diluted basis have been tendered and not withdrawn and (iii) all of the conditions to the Offer other than the Minimum Condition and those conditions set forth in Section 1.2(b)-(d) have been satisfied or waived, Purchaser shall extend the Offer for one or more periods of time to permit the Minimum Condition and the other conditions to be satisfied as provided in Section 1.3(b); provided that Purchaser shall not be required to extend the Offer under this Section 1.3(d) (x) beyond the date specified in
Section 8.1(b)(i) or (y) if the conditions to the Offer specified herein cannot be satisfied on or prior to such date.

  (e) If at any time on or after January 15, 1999, (i) the Offer shall not have expired or terminated in accordance with its terms, (ii) the Minimum Condition shall not have been satisfied or waived but more than 66-2/3% of the outstanding Shares on a fully-diluted basis have been tendered and not withdrawn, and (iii) all of the conditions to the Offer other than the Minimum Condition and those conditions set forth in Section 1.2(b)-(d) have been satisfied or waived, then at such time the Company may deliver to Parent and Purchaser a written Merger Notice informing Parent and Purchaser that the Company has elected to call and hold the Stockholders Meeting and disseminate the Proxy Statement as soon as reasonably practicable.

  (f) The Per Share Amount has been calculated based on the information set forth in Section 3.3. If the number of outstanding Shares or Shares issuable upon the exercise of, or subject to, options or other agreements is, at the date of acceptance of Shares under the Offer, more or less than the amounts specified in Section 3.3 by more than 10,000 Shares (including, without limitation, as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into Shares, recapitalization or other like change occurring after the date of this Agreement), the Per Share Amount shall be appropriately adjusted. The provisions of this subsection (f) shall not, however, be deemed to modify the representation set forth in Section 3.3.

     1.4. Schedule 14D-1.

     On the date of commencement of the Offer, Parent and Purchaser shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). The Offer Documents will comply in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act") and other applicable laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable laws. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents which were or shall have become false or misleading, and Parent and Purchaser further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser will afford the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. Parent and Purchaser will provide the Company and its counsel in writing any comments that they or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof.

     1.5. Company Action.

  (a) The Company hereby consents to the Offer and represents and warrants that
(i) the Board, at a meeting duly called and held on November 9, 1998, by unanimous action has (A) determined that this Agreement and the Transactions, including the Offer and the Merger, are fair to and in the best interests of the holders of Shares, (B) approved and adopted this Agreement and the Transactions (such approval and adoption having been made in accordance with the provisions of (S) 203 of Delaware Law) and (C) resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and the Merger, and (ii) Wasserstein Perella & Co. Inc. ("WP&Co.") has delivered to the Board its oral opinion (to be confirmed in writing promptly following execution of this Agreement) that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date thereof, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. Unless the recommendation of the Board has been withdrawn in accordance with Section 6.5, the Company consents to the inclusion in the Offer Documents of the recommendation of the Board and the written opinion described in the immediately preceding sentence and agrees to request WP&Co. to consent to the inclusion of its written opinion in the offering documents forming a part of the
Schedule 14D-9.

  (b) On the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the Schedule 14D-9") containing, unless the recommendation of the Board has been withdrawn in accordance with Section 6.5, the recommendation of the Board described in Section 1.5(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company will afford the Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 and its exhibits prior to the filing thereof with the SEC or dissemination to stockholders of the Company. The Company will provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the
Schedule 14D-9 promptly after receipt thereof. The Company represents and warrants that

Schedule 14D-9 will comply in all material respects with the Exchange Act and any other applicable laws and will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and other applicable laws. The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which has or shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

  (c) The Company shall promptly furnish Purchaser with mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, and furnish Purchaser with such information and assistance as Purchaser or its agents may reasonably request in communicating the Offer to the holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in strict confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated in accordance with Section 8.1, shall promptly deliver to the Company all copies of such information then in their possession.


                                   ARTICLE II.
                                   THE MERGER

     2.1. The Merger.

     Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Delaware Law, at the Effective Time (as hereinafter defined), Purchaser shall be merged with and into the Company (the "Merger"). As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     2.2. Effective Time; Closing.

     As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger (in either case, the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at the time of such filing or such later time as may be specified in the Certificate of Merger (the date and time when the Merger shall become effective being the "Effective Time").

     2.3. Effect of the Merger.

     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     2.4. Certificate of Incorporation; By-laws.

  (a) At the Effective Time, the Certificate of Incorporation of Purchaser shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, that such Certificate of Incorporation shall be in accordance with the provisions of Section 6.7 hereof.

  (b) The By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     2.5. Directors and Officers.

     The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Purchaser at the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified.

     2.6. Conversion of Securities.

     At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

  (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b)) shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "Merger Consideration") payable after reduction for any applicable tax withholding, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.9, of the certificate that formerly evidenced such Share;

  (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

  (c) Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

     2.7. Dissenting Shares.

     Notwithstanding anything in this Agreement to the contrary, those Shares which are held by stockholders who have properly complied with the provisions of
Section 262 of the Delaware Law with respect to appraisal rights ("Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in Section 2.6(a) hereof, but the holders of Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Section 262 of the Delaware Law; provided, that, if, pursuant to the Delaware Law, any such holder shall have failed to perfect or shall withdraw or lose such holder's right to appraisal and payment in accordance with the Delaware Law, such holder's Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, as provided in Section 2.6(a), and such Shares shall no longer be Dissenting Shares. The Company (and after the Effective Time, the Surviving Corporation) shall give Parent and Purchaser (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Company or the Surviving Corporation, as the case may be, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company (and, after the Effective Time, the Surviving Corporation) will not voluntarily make any payment with respect to any demands for appraisals and will not, without the prior written consent of Parent, settle or offer to settle any such demand.

     2.8. Employee Stock Options.

     The Company will use its reasonable best efforts to obtain from each holder of a stock option (a "Company Stock Option") outstanding, whether or not exercisable at the Effective Time under the Company's Stock Option Plan and Directors Stock Option Plan (the "Company Stock Option Plans"), such holder's agreement that such option shall be canceled by the Company immediately prior to the Effective Time. Each holder of a canceled Company Stock Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for the cancellation of such Company Stock Option an amount (the "Option Spread") equal to the product of (i) the number of Shares previously subject to such Company Stock Option and (ii) the excess, if any, of the Per Share Amount over the exercise price per share of Company Common Stock previously subject to such Company Stock Option. Each holder of a Company Stock Option shall also be given the right to tender such options, whether or not exercisable, pursuant to the Offer and to receive the Option Spread pursuant to the Offer; and each holder of Warrants referred to in Section 3.3 shall also be given the right to tender such Warrants pursuant to the Offer and to receive an amount equal to the product of (i) the number of Shares which may be purchased on exercise of the Warrants and (ii) the excess, if any, of the Per Share Amount over the per share exercise price of the Warrants. In any such case, such payment, after reduction for applicable tax withholding, if any, shall be made in cash. Each holder of a Company Stock Option or Warrants shall be given an opportunity to submit a Form W-9 and/or whatever other forms may be necessary to prevent any tax from being withheld from the amounts otherwise payable to such holder hereunder. The Company shall take all actions necessary and appropriate so that all stock option or other equity based plans maintained with respect to the Shares, including the Company Plans, shall terminate as of the Effective Time and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company shall be deleted as of the Effective Time.

     2.9. Surrender of Shares; Stock Transfer Books.

  (a) Prior to the Effective Time, Purchaser shall designate a bank to act as its paying agent, who shall be reasonably satisfactory to the Company (the "Paying Agent"), who shall also act as agent for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.6(a). Prior to the Effective Time, Purchaser shall deposit with the Paying Agent sufficient funds to pay the Merger Consideration in respect of all of the Shares. Such funds may be invested by the Paying Agent as directed by the Surviving Corporation only in overnight or other investments which are available on demand, which are obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, or in funds the assets of which consist only of such investments.

  (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the certificates evidencing the certificates evidencing the Shares (the "Certificates") pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions in accordance with standard market practices, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, after reduction of any applicable withholding tax and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate as long as the Merger Consideration is made available as provided in this Section. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

  (c) At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which were deposited with the Paying Agent and not disbursed to holders of Shares (including interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

  (d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

     (e) Parent and/or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts, if any, as Parent and/or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state or local tax law. To the extent that amounts are so withheld by Parent and/or the Surviving Corporation and properly paid over to the appropriate tax authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent and/or the Surviving Corporation.


                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser that, except as set forth in a disclosure schedule of the Company dated as of the date hereof and referencing this Agreement ("Company Disclosure Schedule"):

     3.1.  Organization and Qualification; Subsidiaries.

     Each of the Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in the Company Disclosure Schedule. Except as disclosed in such Schedule, the Company and its Subsidiaries do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     3.2.  Certificate of Incorporation and By-laws.

     The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificates of Incorporation and By-Laws or equivalent organizational documents are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision thereof.

     3.3.  Capitalization.

     The authorized capital stock of the Company consists of 70,000,000 Shares of common stock and 30,000,000 shares of undesignated preferred stock. As of the date hereof, (i) 10,078,838 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of preferred stock of the Company are issued or outstanding and (iii) 692,358 shares of Common Stock are issuable on exercise of outstanding stock options granted pursuant to the Company's Plans, and (iv) 15,950 shares of Common Stock are issuable upon exercise of warrants (the "Warrants"). Except as set forth above, no shares of capital stock or other equity securities of the Company are issued or outstanding. There are no bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as contemplated by this Agreement, there are no shareholder, voting trust, or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to which any of them are bound, or, to the knowledge of the Company, any irrevocable proxies, relating to the voting of any shares of the capital stock or other equity securities of the Company or any of its Subsidiaries. Except as set forth in this Section or in the Company Disclosure Schedule, there are no options, warrants or other rights relating to the capital stock of the Company or any Subsidiary obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments, understandings, restrictions or arrangements obligating the Company to purchase, redeem or acquire, nor is the Company party to any agreement granting preemptive or registration rights relating to, shares of capital stock of the Company.

     3.4.  Authority Relating to this Agreement.

     The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of two-thirds of the then outstanding Shares if and to the extent required by applicable law, and the filing and recording of appropriate merger documents as required by Delaware
Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes the legal, valid and binding obligation of the Company.

     3.5.  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, license, permit, franchise or other instrument or obligation, other than any such conflicts, violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for applicable requirements, if any, of (i) the Exchange Act (including the filing of a Schedule 14d-9), (ii) state securities or "blue sky" laws ("Blue Sky Laws"), (iii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (iv) filing and recording of appropriate merger documents as required by Delaware Law, and (v) other filings, consents, approvals, authorizations or permits, the absence of which will not materially affect the ability of the parties to carry out the Transactions on the terms contemplated hereby or otherwise prevent the Company from performing its obligations under this Agreement or result in a Material Adverse Effect.

     3.6.  SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1996 and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and 1997, (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since December 31, 1996 and (iii) all other forms and reports filed by the Company with the SEC since December 31, 1996 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the "SEC Reports"). The SEC Reports filed prior to the date of this Agreement complied, and the SEC Reports filed with the SEC on or after the date of this Agreement (the "Subsequent SEC Reports") will comply, with the requirements of the Exchange Act, as applicable, and the rules and regulations thereunder. None of the SEC Reports (including the financial statements included therein) as of such dates contained, and none of the Subsequent SEC Reports (including the financial statements to be included therein) will contain, any untrue statement of a material fact or omitted or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and each fairly presented the consolidated financial position, results of operations and changes in financial position of the Company and the Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (except as otherwise noted therein and subject, in the case of unaudited statements, to the absence of footnotes and normal and recurring year-end adjustments).

     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries as at December 31, 1997, including the notes thereto (the "1997 Balance Sheet"), or the interim unaudited balance sheet of the Company and its Subsidiaries as at June 30,

1998 (the "Interim Balance Sheet"), the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), whether or not required to be reflected on a balance sheet and the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities and obligations (i) incurred in the ordinary course of business consistent with past practice since June 30, 1998 and not in contravention of this Agreement or (ii) that would not, individually or in the aggregate, have a Material Adverse Effect.

     3.7.  Absence of Certain Changes or Events.

     From December 31, 1997 through the date hereof, except as disclosed in any SEC Report or reflected in the Interim Balance Sheet, there has not been (i) a Material Adverse Effect, (ii) any material change by the Company in its accounting methods, principles or practices, except as may have been required by a change in generally accepted accounting principles, (iii) any entry by the Company or any Subsidiary into any contract material to the Company and the Subsidiaries, taken as a whole, except for contracts relating to the establishment of new locations by the Company, copies of which have been made available to the Purchaser, or contracts otherwise entered into in the ordinary course of business consistent with past practice, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except in the ordinary course of business consistent with past practice, (vi) any adjustment, split, combination or reclassification any of its capital stock or issuance or authorization for the issuance of any other securities as a dividend on, in lieu of or in substitution for shares of its capital stock; (vii) any event, any condition, event or occurrence which, individually or in the aggregate, would have a Material Adverse Effect, (viii) any condition, event or occurrence in respect of the Company which could reasonably be expected to prevent the Company from consummating the transactions contemplated by this Agreement; (ix) any event which, if it had taken place following the execution of this Agreement, would not otherwise have been permitted by Section 5.1 without the prior consent of Parent.

     3.8.  Absence of Litigation.

     Except as disclosed in the SEC Reports, as of the date hereof, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect or prevent the Company from consummating the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Material Adverse Effect.

     3.9.  Labor Matters; Employee Benefit Plans.

     (a) Except as disclosed in the Company Disclosure Schedule, (1) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization representing any of its employees, (2) there is no (A) arbitration, unfair labor practice, investigation, employment discrimination or other labor or employment related charge, complaint or claim against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any Governmental Authority that would have a Material Adverse Effect, or (B) adjudication on such matters by any Governmental Authority that has or would have a Material Adverse Effect, and (3) there is no labor strike, dispute, slowdown or stoppage, or, to the knowledge of the Company, any union organizational efforts pending or threatened against or involving any employees of the Company or any of its Subsidiaries.

     (b) The Company Disclosure Schedule sets forth each agreement, arrangement, plan, or policy maintained or required to be contributed to by the Company or any Subsidiary that involves (i) any pension, retirement, deferred compensation, bonus, stock option, restricted stock, stock purchase, health, welfare, or incentive plan, or (ii) welfare or "fringe" benefits, including vacation, severance, disability, medical, dental, life and other insurance, sick leave or family leave, or other employee benefits (the "Plans"). Copies of all documents creating or evidencing such Plans have been delivered to Purchaser.

     (c) Each Plan has been administered in material compliance with its terms and, to the extent applicable, with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other law applicable to any Plan. Each Plan that is intended to qualify under Section 401(a) or Section 501(c)(9) of the Code has received a favorable determination letter from the Internal Revenue Service or is a standardized prototype plan which has received a verification letter from the Internal Revenue Service (a copy of which has been provided to Purchaser) and related trusts have been determined to be exempt from taxation. Nothing has occurred that would cause and no action or proceeding is pending or threatened which, to the knowledge of Company, would be likely to result in the loss of such exemption or qualification.

     (d) There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan that could reasonably be expected to result in a material liability to the Company or any Subsidiary. Neither the Company nor any Subsidiary is currently liable or has previously incurred any liability for any material tax or penalty arising under
Section 4971, 4972, 4979, 4980 or 4980B of the Code or Section 502(c) of ERISA, and no fact or event exists which could reasonably be expected to give rise to any such liability. The Company has not incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any material liability in connection with the termination or reorganization of any employee pension benefit plan subject to Title IV of ERISA, and no fact or event exists which is reasonably expected to give rise to any such liability. No complete or partial termination has occurred within the five years preceding the date hereof with respect to any Plan. No reportable event (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur with respect to any Plan subject to Title IV of ERISA (other than a reportable event with respect to which the 30 day notice requirement has been waived.)

     (e) No Plan is or at any time within the seven calendar years preceding the date of this Agreement has been a "multiemployer plan" within the meaning of
Section 3(37) of ERISA. No Plan has been subject to Title IV of ERISA.

     (f) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Subsidiary that, individually or collectively, (i) may give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, or (ii) which creates or accrues benefits or payments by virtue of a change of control of the Company or any Subsidiary, including, without limitation, as a result of the transactions contemplated by this Agreement, except, in the case of clause (ii) of this subparagraph, as provided in the Company Stock Option Plans.

     3.10. Offer Documents; Schedule 14D-9; Proxy Statement.

     The information to be included in the Schedule 14D-9 and any information supplied by the Company in writing expressly for inclusion or incorporation by reference in the Offer Documents shall not, at the respective times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company or at the expiration date or the date of purchase, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information included or incorporated by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as hereinafter defined) will not, and the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by Parent or Purchaser in writing expressly for inclusion in the Schedule 14D-9 or Proxy Statement. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     3.11. Taxes.

     (a) The Company and each Subsidiary and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or a Subsidiary is or has been a member (a "Consolidated Group") (i) has filed or caused to be filed with the appropriate Government entity all income Tax Returns and all other material Tax Returns which have been required to be filed prior to the date of this Agreement (taking into account any extensions of the time for filing such tax returns) and (ii) has paid in full all material Taxes due and payable (whether or not shown on such Tax Returns), except to the extent such liabilities are reflected on the Interim Balance Sheet. All income and other Tax Returns filed or caused to be filed by the Company or a Subsidiary or a Consolidated Group are correct and complete, and accurately reflect taxable income (or other measure of Tax), in all material respects.

     (b) The Company and each Subsidiary has complied with all laws relating to the withholding of Taxes and the payment thereof and has timely and properly withheld from employee wages and paid over to the proper government entity all amounts required to be withheld and paid over under applicable law, except to the extent that failure to do so would not have a Material Adverse Effect.

     (c) Neither the Company nor any Subsidiary has waived any statute of limitations in respect of any material Tax Returns or agreed to any extension of time with respect to a material Tax assessment or deficiency.

     (d) True, correct and complete copies of the federal and state income Tax Returns of the Company and the Subsidiaries for each of the fiscal years ended December 31, 1994 through December 31, 1997 have been delivered to Parent.

     (e) The accruals for Taxes reflected in the Interim Balance Sheet adequately reflect, in accordance with generally accepted accounting principles, the Company's estimates of the liability of the Company and the Subsidiaries for Taxes for periods prior to the date of such Interim Balance Sheet.

     (f) Except as disclosed in the Company Disclosure Schedule:

           (i) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its Subsidiaries or is being asserted against the Company or any of its Subsidiaries.

           (ii) no audit, examination or similar proceeding with respect to Taxes or Tax Returns (a "Tax Proceeding") of the Company or any of its Subsidiaries is being conducted by a Tax authority and neither the Company nor any Subsidiary has received any notice of any threatened Tax Proceeding;

           (iii) no consent under Section 341(f) of the Code has been filed with respect to the Company or any of its Subsidiaries;

           (iv) neither the Company nor any of its Subsidiaries has made a payment, is obligated to make a payment or is a party to any agreement, option or arrangement that would result, separately or in the aggregate, in the actual or deemed payment (or other compensatory event) by the Company or a Subsidiary that would be classified as an "excess parachute payments" within the meaning of Section 280G of the Code;

           (v) none of the Company or its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; and

           (vi) neither the Company nor any Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes with any person other than the Company or a Subsidiary;

     3.12. Compliance with Laws.

     (a) Each of the Company and its Subsidiaries holds or has received such certificates (including certificates of need), provider agreements, certifications, permits, consents, approvals, orders, clearances, licenses and authorizations (the "Company Licenses") as are necessary to conduct their respective businesses in the manner currently conducted, all of which are valid and in full force and effect, except to the extent that failure to so have or to maintain in full force and effect would not have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with their respective obligations under the Company Licenses, with only such exceptions as, individually or in the aggregate, would not have a Material Adverse Effect.

     (b) The Company and its Subsidiaries are, to the extent applicable to their operations, (i) eligible to receive payment under Titles XVIII and XIX of the Social Security Act, (ii) providers under existing provider agreements with the Medicare program through applicable intermediaries and with each state Medicaid program under which they have been providers at any time since December 31, 1996 and (iii) in compliance with the conditions of participation in the Medicare program, except where such inability in the case of either items (i) or (ii) or non-compliance in item (iii) does not have a Material Adverse Effect.

     (c) The Company and each of its Subsidiaries have filed all required cost reports and other required claims and governmental filings with respect to Medicare and each state Medicaid program in which they participate, all of which were, when filed or as they have been subsequently amended, complete and correct, except to the extent that such failure to file or failure to be complete and correct would not have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of all such cost reports, claims, governmental filings, audits and schedules prepared or issued by, or filed with, any Governmental Authority or private payor with respect to the operations of the Company and its Subsidiaries since December 31, 1996.

     (d) Except as set forth in the Company Disclosure Schedule, there is no suit, proceeding, investigation or review pending or, to the knowledge of the Company, threatened, by any Governmental Authority or any other Person (including, without limitation, any qui tam suit) which relates to or which, if determined adversely to the Company, would adversely affect any Company License or which alleges any violation by the Company or any of its Subsidiaries of any law, ordinance, regulation or court ruling governing the operation of the Company and its Subsidiaries as health care providers.

     (e) To the knowledge of the Company, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance, regulation or court ruling of any Governmental Authority (including, without limitation, laws, rules and manual provisions pertaining to reimbursement of the Company and it Subsidiaries for services rendered, the federal False Claims Act (31 U.S.C. (S)3729) or any other applicable federal or state false claim or fraud law, the federal anti-kickback statute (42 U.S.C. (S)1320a-7b(b)), any applicable state anti-kickback law, the federal Ethics in Patient Referrals Act (42 U.S.C. (S)1395nn, commonly known as the Stark Act) or any applicable state self-referral law), except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     3.13. Exclusion.

     To the knowledge of the Company, neither the Company nor any of its Subsidiaries employs or contracts with any Person who or which has been excluded from participation in a Federal Health Care Program (as defined in 42 U.S.C.
(S)1320a-7b(f)) where such action could reasonably serve as a basis for the Company's or any of its Subsidiaries' suspension or exclusion from the Medicare or any state Medicaid program.

     3.14. Accounts Receivable.

     Since December 31, 1997, the Company has not changed any material principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure.

     3.15. Brokers.

     No broker, finder or investment banker (other than WP&Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The fees and expenses of WP&Co. will be paid by the Company pursuant to a fee agreement between the Company and WP&Co., a copy of which has been provided to the Parent.

     3.16. Real Property and Leases.

     Except for any matters which would not have a Material Adverse Effect:

     (a) The Company and its Subsidiaries have good, valid and marketable title to, or valid leasehold interests in, all of their properties and assets as reflected on the Interim Balance Sheet or acquired thereafter, except for assets sold in the ordinary course of business since the date of the such Balance Sheet, free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with such practice, and
(D) all immaterial matters of record, Liens and other imperfections of title and encumbrances (collectively, "Permitted Liens"). To the Company's knowledge, no such real property leased by the Company or any Subsidiary is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

     (b) The Company has provided to the Parent true and complete copies of each of its Long Term Acute Care Hospital Leases, as in effect on the date of this agreement pursuant to which it operates its health care facilities (the "LTAC Leases"), all of which are in full force and effect. To the knowledge of the Company, the Company is in compliance with all of its obligations under each of the LTAC Leases.

     (c) All other leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party requiring rental payments in excess of $150,000 during any calendar year, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which with notice or lapse of time or both would constitute a default hereunder by the Company or any Subsidiary.

     (d) Each of the Company and its Subsidiaries has all permits necessary to own or operate its properties, and no such permits will be required, as a result of the Merger or the other transactions contemplated hereby, to be issued after the Closing in order to permit the Company, following the Merger, to continue to own or operate such properties, other than any such permits which are ministerial in nature.

     3.17. Environmental Matters.

     Except for such matters as would not individually or in the aggregate have a Material Adverse Effect, to the knowledge of the Company:

     (a) the Company is in compliance with all applicable Environmental Laws, and the Company has not received any formal notice or demand from a government entity, citizens' group or other Person which is currently pending, alleging a violation of or liability or responsibility under any Environmental Law;

     (b) the Company has all permits and other authorizations required under Environmental Laws, and the Company is in compliance with such permits and other authorizations;

     (c) no conditions were created by the Company at any facility currently or formerly owned, leased or operated by the Company during the period of the Company's ownership, lease or operation of such facility that require remediation under any Environmental Law;

     (d) the Company has not received any formal notice, demand or request for information which is currently pending under any Environmental Law as a result of the offsite disposal of any hazardous material or waste by the Company;

     (e) the Company has not entered into or agreed to any consent decree, order or agreement under any Environmental Law, and the Company is not subject to any material judgment, decree, order or other material requirement relating to compliance with any Environmental Law or to investigation, cleanup, remediation or removal of regulated substances under any Environmental Law;

     (f) the Company has provided Parent and Purchaser copies of all environmental inspections, investigations, studies, audits, tests, reviews or other analysis conducted in relation to the Company and any properties now or previously-owned or leased by tile Company or its Subsidiaries or the operation of its respective businesses which are in the possession or control of the Company.

     3.18. State Takeover Statutes.

     The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and other Transactions including agreements with certain holders of Shares as described in Subsection (e) under "Background" above, and no provision of any Takeover Statute will prevent, impair, impede or prevent, any Transaction. Section 203 of Delaware Law is and shall be inapplicable to the Offer, the Merger and, this Agreement and other Transactions, including the Stockholder Agreements.

     3.19. Vote Required.

     The affirmative vote of the holders of two-thirds of the outstanding Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve the Merger, this Agreement or any of the other Transactions, including the Stockholder Agreements.

     3.20. Certain Contracts.

   (a) The Company Disclosure Schedule includes a list of each contract, agreement, lease, indenture or evidence of indebtedness to which the Company or any Subsidiary is a party (the "Material Contracts") which involves outstanding, contingent, or continuing liability or obligation of or to the Company or a Subsidiary and which (i) involves (A) a guarantee or indemnity involving an obligation in excess of $1,000,000, (B) a power of attorney, (C) a sharing of payments or joint venture, (D) material limitations on the ability of the Company directly or through any of its Subsidiaries to compete in or enter into any line of business or with any person in any geographic area during any period of time (other than limitations set forth in the LTAC Leases), (E) collective bargaining or union representation, (F) a payment obligation in excess of $500,000, or (ii) is not in the ordinary course of business.

   (b) Each of the Material Contracts is a valid, binding and enforceable obligation of the Company and, to the knowledge of the Company, the other parties thereto. Except as indicated on the Company Disclosure Schedule, (i) the Company and its Subsidiaries are not, and (ii) to the knowledge of Company, no other party to a Material Contract is, in material default under or in material breach or violation of any Material Contract, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute, such a material default, breach or violation.

     3.21. Intellectual Property.

   (a) The Company Disclosure Schedule includes a list of all registered trademarks, service marks, copyrights and patents, and all applications therefor, included in the Intellectual Property of the Company and its Subsidiaries, specifying as to each, as applicable: (i) the nature of such Intellectual Property; (ii) the owner of such Intellectual Property; and (iii) the jurisdictions by or in which such Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers. Such Schedule contains a list of all material licenses, sublicenses and other agreements as to which the Company or its Subsidiaries is a party and pursuant to which any Person is authorized to use the Intellectual Property or any other material rights of the Company or its Subsidiaries with respect to intellectual property.

   (b) Except as disclosed on the Company Disclosure Schedule, (i) there has been no claim made against the Company or any of its Subsidiaries or, to the Company and its Subsidiaries' knowledge, threatened asserting the invalidity, misuse or unenforceability of any of the Intellectual Property; (ii) the Company is not aware of any infringement or misappropriation of any of the Intellectual Property; and (iii) to its knowledge, the Company has not infringed or misappropriated any intellectual property or proprietary right of any other entity.

     3.22. Opinion of Financial Advisor.

     The Company has received the opinion of WP&Co. dated the date of this Agreement, to the effect that, based on, and subject to, the various assumptions and qualifications set forth in such opinion, as of the date thereof, the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company has delivered a copy of such opinion to the Parent.

     3.23. Affiliate Transactions.

     Except as disclosed in the Company Disclosure Schedule, no Related Party has borrowed money from or loaned money to the Company which remains outstanding in an aggregate amount in excess of $50,000, or entered into any material contractual arrangements with the Company which remains in effect. As used herein, a "Related Party" means any of the officers or directors of the Company, or any business or entity in which the Company or, to the knowledge of the Company, any such person or any affiliate or associate of any such persons has any direct or indirect material interest.

     3.24. Prior Negotiations.

     The Company, WP&Co. and the Company's other advisors and representatives have not been involved in substantive discussions with any group or person (or any of their respective affiliates or associates) or their representatives, or furnished material confidential information to any such group or persons (or any of their respective affiliates or associates) or their representatives, in connection with a possible takeover proposal except for such groups or persons which have executed and delivered to the Company a customary confidentiality agreement. The Company will not waive its rights under any standstill agreements entered into with any such persons except in connection with actions taken in accordance with Section 6.5(b).

                                  ARTICLE IV.
            REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

     4.1.  Corporate Organization.

     Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

     4.2.  Authority Relating to this Agreement.

     Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.

The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recording of appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligations of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with their terms.

     4.3.  No Conflict; Required Filings and Consents.

   (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except for any such violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Purchaser to perform their obligations hereunder, or prevent or materially delay the consummation of the Transactions.

   (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except for applicable requirements, if any, of (i) the Exchange Act and rules and regulations thereunder, (ii) Blue Sky Laws (iii) the pre-merger notification requirements of the HSR Act, (iv) filing and recording of appropriate merger documents as required by Delaware Law and (v) other filings, consents, approvals, authorizations or permits, the absence of which will not materially effect the ability of Parent or Purchaser to carry out the transactions on the terms contemplated hereby or otherwise prevent Parent or Purchaser from performing their obligations hereunder.

     4.4.  Financing.

     Purchaser has sufficient cash or other sources of available funds to enable it to make payment of the aggregate Per Share Amount, Merger Consideration and any other amounts to be paid by it hereunder. The Purchaser has provided to the Company a written commitment confirming the availability of such funds. At the request of the Company from time to time, the Purchaser will provide to the Company further written confirmation of the availability of such funds and such related information as the Company may reasonably request.

     4.5.  Offer Documents; Proxy Statement.

     The information to be included in the Offer Documents and any information supplied by Parent and Purchaser in writing expressly for inclusion in the
Schedule 14D-9, shall not, at the time the Offer Documents, the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company or at the expiration date or date of purchase, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to information supplied by the Company in writing expressly for inclusion in, or information derived from the Company's public SEC filings which is incorporated by reference in, the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     4.6.  Brokers.

     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

     4.7   Ownership of Company Common Stock.

     Except for Shares owned by Plans maintained by Parent or contributed to by Parent to any of its subsidiaries (the "Parent Benefit Plans"), neither Parent nor, to its knowledge, any of its affiliates (i) beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, or
(ii) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company.

                                   ARTICLE V.
                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1.  Conduct of Business by the Company Pending the Merger.

     Except as contemplated by this Agreement, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time do any of the following without the prior written consent of Parent:

   (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

  (b) issue any shares of capital stock of any class of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to employee stock options outstanding on the date hereof and except in connection with the establishment of new wholly owned subsidiaries for new locations by the Company);

  (c) sell, transfer or encumber in any material respect any assets of the Company or any Subsidiary for consideration in excess of $1,000,000 in the aggregate except for transactions relating to the establishment of new locations or modifications or improvements to its existing locations by the Company in the ordinary course of its business, and except for other transactions in the ordinary course of business consistent with past practice provided, however, that the Company shall not sell, transfer or encumber any assets for consideration which, in the opinion of the board, is less than fair value;

  (d) declare or pay any dividend or other distribution with respect to any of its capital stock;

  (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any of its capital stock;

  (f) (i) acquire any corporation, partnership, other business organization or any division thereof, except for the establishment of new wholly owned subsidiaries for new locations by the Company; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities, guarantee any indebtedness for borrowed money or debt securities of another person, issue or sell any warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another person (except a Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing, except in the ordinary course of business consistent with past practice, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any Subsidiary; (iii) authorize capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and the Subsidiaries, except for capital expenditures relating to the establishment of new locations by the Company in the ordinary course of its business, and other capital expenditures in the ordinary course of business consistent with past practice; or (iv) enter into any agreement with respect to any matter set forth in this Section;

   (g) except as provided in Section 2.8, increase the compensation payable or to become payable to its current and former officers, directors or employees, except for increases in compensation (including bonuses) of employees of the Company or any Subsidiary of the Company in accordance with past practices, or, other than in accordance with past practices and policies, grant any severance or termination pay to, or enter into any employment or severance agreement with, any current or former director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or materially amend any collective bargaining agreement or benefit plans;

   (h) other than as required by generally accepted accounting principles, make any material change to its accounting policies or procedures;

   (i) make any material elections or changes in elections for Tax purposes except in accordance with past practice;

   (j) pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction (x) of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof or (y) of claims settled or compromised to the extent permitted by Section 5.1(k), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

   (k) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation
(i) where the amount paid in settlement or compromise does not exceed $100,000 and (ii) potential settlements or compromises which are described in the Company Disclosure Schedule;

   (l) establish any new lines of credit or other credit facilities or replace any existing credit facilities;

   (m) take any action which would make any representation or warranty of the Company in this Agreement subject to a material qualifier untrue or incorrect and any representation or warranty of the Company in this Agreement that is not so qualified untrue or incorrect in any material respect;

   (n) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (subject to the Company's right to take action specifically permitted by Section 6.5(b));

   (o) enter into any new collective bargaining agreement or any successor collective bargaining agreement to any collective bargaining agreement disclosed in the Company Disclosure Schedule except in the ordinary course of business;

   (p) agree to any modifications to any of the LTAC Leases, or waive any rights under the LTAC Leases, in any respect which would materially and adversely affect the rights of the Company thereunder;

   (q) take any action to exempt under or make not subject to (x) Section 203 of Delaware Law or (y) any other Takeover Statute or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than Parent, Purchaser and their affiliates) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom except to the extent specifically permitted pursuant to Section 6.5(b);

   (r) authorize any of, or commit or agree to take any of, the foregoing actions; or

   (s) take any action which would result in the conditions to the Offer or the merger not being satisfied, subject to the Company's right to take such actions specifically permitted by Section 6.5(b).

     5.2.  Additional Covenants.

     After the date hereof and prior to the Effective Time or the earlier termination of this Agreement, unless Parent shall otherwise agree, the Company shall, and shall cause each of its Subsidiaries to:

   (a) Conduct their respective businesses in the ordinary and usual course of business consistent with past practice;

   (b) Confer with Parent's designated representatives on a regular basis during normal business hours regarding operational matters of a material nature and the general status of the ongoing business of the Company, including matters relating to billing and collections;

   (c) Promptly notify Parent of any significant changes in the business, financial condition or results of operation of the Company or its Subsidiaries taken as a whole;

   (d) Maintain, with financially responsible insurance companies, insurance on its tangible assets and its business in such amounts and against such risks and losses as are consistent with past practice; and

   (e) Use all reasonable best efforts to preserve the business of the Company and its Subsidiaries and preserve the current relationships of the Company and its Subsidiaries with customers, employees, suppliers and other persons with which the Company or any Subsidiary has material business relations.


                                   ARTICLE VI.
                              ADDITIONAL AGREEMENTS

     6.1.  Stockholders Meeting.

   (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, promptly after consummation of the Offer (or promptly after delivery of a Merger Notice as provided in Section 1.3(d) or (e), in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) hold an annual or special meeting of its stockholders as soon as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Merger (the "Stockholders Meeting") and (ii) in the event a Merger Notice has been delivered and, otherwise, subject to its fiduciary duties under applicable law after receiving the advice of independent counsel, include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Merger, and use its best efforts to solicit from holders of Shares proxies in favor of this Agreement and the Merger, and take all other appropriate action to request the vote of the holders of Shares required by Delaware Law to effect the Merger. At the Stockholders Meeting, Parent and Purchaser shall cause all Shares then owned by them and their Subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

   (b) Notwithstanding the foregoing, if the Purchaser shall acquire at least 90 percent of the then outstanding Shares, the parties shall, at the request of Purchaser, subject to Article VII, take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as soon as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

     6.2.  Proxy Statement.

     If required by applicable law, as soon as practicable following consummation of the Offer (or the delivery of a Merger Notice as provided in Section 1.3(d) or (e)), the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Purchaser and the Company shall cooperate in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall (i) give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC; (ii) give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC; and
(iii) consider in good faith the comments and information provided by Parent, Purchaser and their counsel with respect thereto. Each of the Company, Parent and Purchaser shall use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders Meeting at the earliest practicable time.

     6.3.  Company Board Representation; Section 14(f).

   (a) Concurrently with the purchase by Purchaser of Shares pursuant to the Offer, and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board of the Company as shall give Purchaser representation on the Board of the Company equal to the product of the total number of directors on the Board of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares purchased by Purchaser in the Offer bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be appointed as directors of the Company, including increasing the size of the Board of the Company or securing the resignations of incumbent directors or both.

   (b) The Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 6.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1. In conjunction with the foregoing, the Company will, at the request the Parent, either increase the size of the Board and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Board.

   (c) Following the election of designees of Purchaser pursuant to this Section 6.3, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the

Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser or waiver of any of the Company's rights hereunder shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company (the "Independent Directors"), or if there is only one Independent Director, the concurrence of such Independent Director. The Company shall use its best efforts to ensure that at least one Independent Director shall remain on the Board until the Effective Time.

     6.4.  Access to Information; Confidentiality.

   (a) From the date hereof to the Effective Time, subject to compliance by the Parent and the Purchaser with paragraph (c) below, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser, and (subject to such confidentiality arrangements) representatives of entities which have committed or are being asked to commit to provide financing for the Transactions reasonable access at all reasonable times during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and permit Parent and Purchaser to make such inspections as it may reasonably request (including environmental inspections), and shall furnish Parent and Purchaser all financial, operating and other data and information as Parent or Purchaser, through its officers, employees or agents, may reasonably request.

   (b) The Company, Parent and Purchaser each agree to promptly advise each other of any information required to update or correct any documents filed, published or issued by such parties pursuant to the Offer or pursuant to Sections 6.1 or 6.2.

   (c) All requests for information and access pursuant to this Section 6.4 shall be directed to David W. Cross, President and Chief Executive Officer of the Company, or to such other persons as he shall specify.

   (d) All information obtained by Parent or Purchaser pursuant to this Section
6.4 shall be kept confidential in accordance with the confidentiality agreement, executed October 7, 1998 (the "Confidentiality Agreement"), between Parent and the Company, which Confidentiality Agreement shall terminate upon the earlier to occur of the acceptance for payment of the shares pursuant to the Offer or the Effective Time.

     6.5.  No Solicitation of Transactions.

   (a) The Company shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any representative retained by it or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, provided, that, at any time prior to the earlier to occur of (1) the acceptance for payment of the Shares pursuant to the Offer or (2) the Stockholders Meeting, the Company may, upon receipt by the Company of a written Acquisition Proposal which was not solicited after the date hereof and after consulting with outside counsel, subject to compliance with Section 6.5(b) and (c),

            (x) furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement (as determined by the Company after receipt of written advice from its outside counsel), and

            (y) participate in negotiations regarding an Acquisition Proposal,

if the Board determines in good faith that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and the Company notifies the Parent and Purchaser in writing that it is taking such action.

   (b) Except as set forth in this Section 6.5, neither the Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Purchaser, or publicly propose or announce an intention to withdraw or modify adversely, or fail to make the approval or recommendation by the Board or such committee of the Offer, the Merger, the Transactions or this Agreement, (ii) approve or recommend any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal with any Person other than the Parent or its Affiliates. Notwithstanding the foregoing, if, prior to the Stockholders Meeting, the Board determines in good faith (after consulting with outside counsel) that the fiduciary duties of the Board require it to do so, in respect of an Acquisition Proposal, which is unsolicited and received following the date hereof, the Board may (A) withdraw or modify its recommendation of the Offer, the Merger, the Transactions or this Agreement, or
(B) approve or recommend a Superior Proposal or (C) terminate this Agreement and, if it so chooses, cause the Company to enter into any agreement with respect to such Acquisition Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if (i) Purchaser shall not have accepted Shares for payment pursuant to the Offer, (ii) the Company is not in material breach of its obligations under this Section 6.5, (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(f)(ii) and (iv) the Company has paid to Parent the amounts required under Section 8.3(a). Any withdrawal or modification of the recommendation of this Agreement by the Board shall not change the approval of the Board for purposes of causing Section 203 of the Delaware Code or any other Takeover Statute to be inapplicable to the Offer, the Merger, the Shareholder Agreements or the purchase of shares under this Agreement.

   (c) Subject to compliance with subsection (b) above, nothing contained in this Section 6.5 shall prohibit the Company from complying with Rule 14e-2 promulgated under the Exchange Act.

   (d) If the Board receives an Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, then the Company shall promptly inform Parent and Purchaser, orally and in writing, of the terms and conditions of such proposal request or inquiry and the identity of the Person making it. The Company will keep Parent and Purchaser informed of the status and principal terms of any such Acquisition Proposal request, or inquiry in a manner that will provide Parent and Purchaser with sufficient and timely knowledge of such status and terms and permit Parent and Purchaser to respond meaningfully thereto.

   (e) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.5 by any director or officer of the Company or by any of its Subsidiaries or by any investment banker, financial advisor, attorney, accountant or other representative of the Company and its Subsidiaries acting on behalf of the Company of its Subsidiaries, shall be deemed to be a breach of this Section by the Company

   (f) (i) "Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 25% or more of the assets of the Company and its Subsidiaries taken as a whole or 25% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions; and (ii) "Superior Proposal" means any bona fide Acquisition Proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities (and without any financing contingency), all of the shares of the Company's Common Stock then outstanding or all or substantially all the assets of the Company and its Affiliates, which proposal the Board determines in its good faith judgment (following consultation with WP& Co. or other financial advisor of nationally recognized reputation) to be materially more favorable to the Company's stockholders than the Offer and the Merger.

     6.6.  Employee Matters.

   (a) For a period of at least one year following the Effective Time, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, maintain employee benefit and welfare plans, programs, contracts, agreements, severance plans, policies and executive perquisites, for the benefit of active and retired employees of the Company and its Subsidiaries which in the aggregate provide benefits that are at least equal, on an overall basis, to those provided by Parent's Subsidiaries to their other employees of comparable status and seniority.

   (b) Parent and Purchaser shall honor, without modification, and after the purchase of Shares pursuant to the Offer Parent shall cause the Company and its Subsidiaries to honor, all contracts, agreements, arrangements, policies, plans and commitments of the Company (or any of its Subsidiaries) in effect as of the date hereof which are applicable to any employee or former employee or any director or former director of the Company (or any of its Subsidiaries) set forth in the Company Disclosure Schedule, including the agreements of the Company (whether or not in writing) to pay commissions to employees or representatives of the Company, in accordance with the Company's prior practice, in respect of LTAC Leases which may be entered into following the date of this Agreement and which are scheduled on the Company's development plan as of October 30, 1998 (a copy of which has been provided to Parent by the Company) in respect of which such employees or representatives have provided services to the Company prior to the Effective Time.

     6.7.  Directors' and Officers' Indemnification and Insurance.

   (a) The Certificate of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VII of the Certificate of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

   (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of the Company and each Subsidiary (collectively, the "Indemnified Parties") against all costs and expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent, whether occurring before or after the Effective Time, for a period of six years after the date hereof ( a "Claim"), provided, however, that no Indemnified Party shall be entitled to payment of any amount in respect of any Claim arising from willful misconduct, self dealing or the commission of an intentional tort by such Indemnified Person. In the event of any such claim, action, suit, proceeding or investigation, Parent or the Surviving Corporation, as the case may be, shall assume the defense thereof, and neither Parent nor the Surviving Corporation will be liable to such Indemnified Parties for any legal expenses of other counsel incurred subsequent to such assumption by such Indemnified Parties in connection with the defense thereof, provided, that (i) the Parent and the Surviving Corporation shall have acknowledged in writing that their indemnity obligations hereunder are applicable in respect of the matter in issue unless and until a court of competent jurisdiction ultimately determines, and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by law, (ii) no settlement shall be effected without the written consent of an Indemnified Party which does not include a full and unconditional release of such Indemnified Party and (iii) the Indemnified Parties shall cooperate in the defense of any such matter. None of the Company, Parent or the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). None of the Company, Parent nor the Surviving Corporation shall be obligated pursuant to this Section 6.7(b) to pay the fees and expenses of more than one counsel for all Indemnified Parties (who shall in any event be reasonably acceptable to the Parent) in any single action except to the extent that the named parties to any such proceeding include both the Indemnified Party and the Company or Parent, or their respective successors, and the representation of such parties by the same counsel would be proscribed under applicable standards of professional conduct and provided further that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

   (c) Parent and the Surviving Corporation shall use their respective reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, that (1) if the existing policies expire, are terminated or canceled during such period Parent or the Surviving Corporation will use its reasonable best efforts to obtain substantially similar policies and (2) Parent or the Surviving Corporation shall not be required to spend as an annual premium therefor an amount in excess of $280,000.

     6.8.  Further Action; Reasonable Best Efforts.

     Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, provided that no material divestiture or undertaking to make such a material divestiture shall be made without the consent of the Parent, which will not unreasonably be withheld, and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger. The filing fee payable under the HSR Act shall be paid by the Purchaser. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. In furtherance of its agreement in this Section, Parent shall retain a nationally-recognized information agent to assist in soliciting the shareholders of the Company to tender their Shares in the offer and/or, in the event a Merger Notice has been delivered pursuant to
Section 1.3, to vote in favor of the Merger.

     6.9.  Public Announcements.

     Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other parties, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

     6.10. SEC and Stockholder Filings.

     The Company shall deliver to Parent a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

     6.11. Takeover Statutes.

     The Company and the Board shall take all reasonable action necessary to ensure that no "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without limitation,
Section 203 of the Delaware Code, is or becomes applicable to the Offer, the Merger, this Agreement, or any Transaction, the Company and the members of its Board of Directors (or any required and duly constituted Committee thereof) will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

     6.12. Advice of Breaches.

     Parent and Purchaser, on the one hand, and the Company, on the other, shall promptly advise each other if they become aware of breaches or any event or occurrence which would be likely to cause a breach of its own representations, warranties or covenants herein.

                                  ARTICLE VII.
                            CONDITIONS TO THE MERGER

     7.1.  Conditions to the Merger.

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Stockholder Approval. This Agreement and the transactions contemplated
       --------------------
hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law;

   (b) No Order. No Governmental Authority or foreign, federal or state court of
       --------
competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing consummation of the Merger; provided, that the parties shall use their best efforts to have any such injunction, order, restraint or prohibition vacated; and

   (c) Offer. Purchaser or its permitted assignee shall have purchased all
       -----
Shares validly tendered and not withdrawn pursuant to the Offer; provided, that this condition shall not be applicable to the obligations of Parent or Purchaser if Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer, in breach of this Agreement or the terms of the Offer.

     7.2.  Parent and Purchaser Conditions to the Merger.

     The obligations of the Parent and Purchaser to effect the Merger shall be subject to the condition that, at or prior to the Effective Time, the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement, or such performance shall have been waived; provided, that this condition shall not apply in respect of any obligation of the Company arising after designees or representatives of Parent or Purchaser shall represent a majority of the Board. After such designees or representatives so constitute a majority of the Board, the obligations of the Parent and the Purchaser to proceed with the Transactions may not be waived, terminated or modified except as expressly permitted under the other provisions of this Agreement.

     If a Merger Notice is delivered pursuant to Section 1.3(d) or (e), the obligations of Parent and Purchaser to effect the Merger shall also be subject to the satisfaction or waiver, at the Effective Time, of the following conditions:

   (a) any applicable (i) waiting period under the HSR Act or (ii) period during which Parent or Purchaser shall have consented or otherwise be barred from consummating the Merger as part of any agreement or other arrangement with any Governmental Authority involving the HSR Act or any other applicable antitrust laws has expired or been terminated prior to the Effective Time;

   (b) the Company shall have received any required consent or approval of any Governmental Authority and there shall not be pending or threatened any action or proceeding before any court or Governmental Authority, domestic or foreign, having any of the consequences referred to in clauses (i) through (vii) of
Section 1.2(c);

   (c) there shall not have been any statute, rule, regulation, judgment, order or injunction enacted, entered, issued, enforced, promulgated or deemed applicable, or any other action taken, by any Governmental Authority other than the routine application of the waiting period provisions of the HSR Act to the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of Section 1.2(c);

   (d) there shall not have occurred, and be continuing, any change, condition, event or other development that has had a Material Adverse Effect;

   (e) the representations and warranties of the Company in this Agreement shall be true and correct (for all purposes of this paragraph (e) without giving effect to any material or Material Adverse Effect qualifiers or other qualifiers based on materiality that are contained in this Agreement) as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that the failure or failures to be true or correct do not, in the aggregate, have a Material Adverse Effect;

   (f) the number of Dissenting Shares shall not exceed 10% of the outstanding Shares.

     7.3.  Company Conditions to the Merger.

     The obligation of the Company to effect the Merger shall be subject to the condition that, at or prior to the Effective Time, the Parent and Purchaser shall have performed in all material respects all obligations required to be performed by them under this Agreement, or such performance shall have been waived by a majority of the members of the Board of Directors of the Company who are not designees or representatives of Parent or Purchaser.

     If a Merger Notice is delivered pursuant to Section 1.3(d) or (e), the obligations of the Company to effect the Merger shall also be subject to the satisfaction or waiver, at the Effective Time, of the following conditions:

   (a) any applicable (i) waiting period under the HSR Act or (ii) period during which Parent or Purchaser shall have consented or otherwise be barred from consummating the Merger as part of any agreement or other arrangement with any Governmental Authority involving the HSR Act or any other applicable antitrust laws has expired or been terminated prior to the Effective Time;

   (b) the Company shall have received any required consent or approval of any Governmental Authority, the absence of which could subject any of the directors, officers or other representatives of the Company to any personal liability;

   (c) the representations and warranties of the Parent and the Purchaser in this Agreement shall be true and correct in all material respects as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent that failure or failures to be true and correct do not, in the aggregate, materially impair the ability of Parent and Purchaser to consummate the Merger.

                                  ARTICLE VIII.
                        TERMINATION, AMENDMENT AND WAIVER

     8.1.  Termination.

     This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any approval and adoption of this Agreement and the Transactions by the stockholders of the Company:

     (a) By mutual written consent duly authorized by the Boards of Directors of Parent, Purchaser and the Company, provided, that any such consent by the Board of the Company shall include at least a majority of the members of the Board who are not designees or representatives of the Parent or the Purchaser; or

     (b) By either Parent, Purchaser or the Company by written notice to the other parties if

         (i) The Offer (x) shall be terminated or expire in accordance with its terms without the purchase of any Shares pursuant thereto or (y) Purchaser shall not have accepted for payment any Shares pursuant to the Offer on or before January 31, 1999; provided, that the right to terminate this Agreement under this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to complete the Offer on or before such date and provided further that the right to terminate this Agreement under this clause (i) shall not be available to any of the parties to this Agreement if a Merger Notice has been delivered pursuant to Sections 1.3(d) or (e);

         (ii) the Effective Time shall not have occurred on or before May 31, 1999; provided, that the right to terminate this Agreement under this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

         (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Offer or Merger and such order, decree, ruling or other action shall have become final and nonappealable;

     (c) By Parent or Purchaser, by written notice to the Company, if (i) the Board or any committee thereof shall have (1) withdrawn or modified in a manner adverse to Purchaser or Parent its approval or recommendation of the Offer, this Agreement, the Merger or any other Transaction or (2) shall have approved or recommended any Acquisition Proposal or (ii) WP&Co. shall have withdrawn, revoked, amended or modified its opinion referred to in Section 3.22 in any manner adverse to Parent or Purchaser, unless (A) at the time of or promptly following such withdrawal, revocation, amendment or modification the Board shall have publicly reaffirmed its approval and recommendation of the Transactions and
(B) within 10 Business Days following such withdrawal, revocation, amendment or modification the Board shall have received a written opinion, from another financial advisor of nationally recognized reputation reasonably acceptable to Parent and Purchaser, that the Offer is fair to the shareholders of the Company from a financial point of view, a copy of which shall have been delivered to the Parent;

     (d) By Parent and Purchaser, by written notice to the Company, if the Company shall have (i) exercised a right specified in Section 6.5(a) with respect to any Acquisition Proposal and the

Board of Directors shall not, within 10 Business Days following a written request from the Parent to do so, have reaffirmed its recommendation of the Transactions; (ii) taken any action described in Section 6.5(b), or (iii)(1) an Acquisition Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to the Company which contains a proposal as to price (without regard to the specificity of such price proposal) and (2) the Company shall not have rejected such proposal within 10 business days of its receipt or the date its existence first becomes publicly disclosed, if sooner;

     (e) By Parent and Purchaser, by written notice to the Company:

            (i) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by it under this Agreement or the Offer, and, in the case of any breach other than an intentional material breach, such breach or failure to perform has continued unremedied for 30 days or is not reasonably capable of being cured by the expiration date of the Offer; or

            (ii) if the Company shall violate its obligations under Section 6.5; or

     (f) By the Company by written notice to the Parent and the Purchaser:

            (i) if Purchaser shall have failed to publicly announce and commence the Offer (within the meaning of Rule 14d-2 under the Exchange Act) within five Business Days following the date of this Agreement; provided, that the Company may not terminate this Agreement pursuant to this subparagraph (i) if the Company is in material breach under this Agreement;

            (ii) in accordance with Section 6.5 and subject to the limitations set forth therein, provided that Parent or Purchaser does not make, within 3 Business Days of receipt of the notice of termination required to be delivered pursuant to Section 6.5, an offer that the Company's Board believes in good faith, after consultation with its legal counsel and financial advisors, is at least as favorable to the holders of the Shares as such other bidder's offer, and provided, further, that no termination under this subparagraph (ii) shall be effective unless the termination fee and expense fee required under Section 8.3 is paid at the time notice of such termination is delivered;

            (iii) if Parent or Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties or covenants required to be performed by them under this Agreement at or prior to such date, and, in the case of any breach other than an intentional material breach, such breach or failure to perform has continued unremedied for 30 days or is not reasonably capable of being cured by the expiration date of the Offer.

     8.2.  Effect of Termination.

     In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Sections 6.4, 8.3 and
9.1 and (ii) nothing herein shall relieve any party from liability for any breach hereof. Any attempted termination of this Agreement not in accordance with Section 8.1 shall not be effective and shall not affect the rights or obligations of the parties set forth herein.

     8.3.  Fees and Expenses.

   (a) If this Agreement is terminated pursuant to Section 8.1(c)(i), 8.1(c)(ii) (when Parent or Purchaser's right to terminate arises as a result of the failure of the Board to publicly reaffirm its approval and recommendation of the Transactions), 8.1(d), 8.1(e)(ii) or 8.1(f)(ii), then the Company shall pay Parent $4,000,000 plus up to $1,000,000 in reimbursement of actual, verifiable expenses (the "Expenses") incurred by the Parent in connection with the negotiation, execution and delivery of this Agreement and the other documents contemplated hereby and the anticipated completion of the Transactions.

   (b) If this Agreement is terminated pursuant to Section 8.1(b) (on account of the failure of the Company to satisfy the condition set forth in Section 1.2(f)), 8.1(c)(ii) (except in the case where Parent or Purchaser's right to terminate arises as a result of the failure of the Board to publicly reaffirm its approval and recommendation of the Transactions) or 8.1(e)(i), then the Company shall pay Parent up to $1,000,000 in reimbursement of Expenses, and if, at any time within one year of the date of such termination, the Company enters into an agreement with respect to or consummates any direct or indirect acquisition or purchase by any person of 25% or more of the assets of the Company and its Subsidiaries taken as a whole or the issuance of 25% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the Transactions (collectively, a "Subsequent Transaction"), the Company shall pay Parent $4,000,000.

   (c) If this Agreement is terminated by the Parent or the Purchaser pursuant to Section 8.1(b) on account of the failure of the Company to satisfy the condition set forth in Section 1.2(i), then the Company shall pay Parent, in consideration for the expenses incurred in anticipation of the completion of the Transactions, up to $1,000,000 in reimbursement of Expenses.

   (d) If this Agreement is terminated by the Parent or the Purchaser pursuant to Section 8.1(b) (other than on account of the failure of the Company to satisfy the condition set forth in Section 1.2(f) or 1.2(i), which are addressed in subparagraphs (b) and (c) above), and if the Company enters into an agreement with respect to or consummates a Subsequent Transaction within six months following such termination, then the Company shall pay Parent $4,000,000 plus up to $1,000,000 in reimbursement of Expenses.

   (e) Any amounts payable under paragraphs (a)-(d) above shall be paid within five Business Days after demand by the Parent or the Purchaser or at such earlier time as may be required under Section 6.5 or Section 8.1(f)(ii).

   (f) The payment called for in paragraphs (a)-(d) above shall be in lieu of any other claims by the Parent or the Purchaser in respect of its costs, expenses, damages and losses incurred by the Parent or the Purchaser in respect of the matters referred to in such paragraphs. The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Purchaser would not enter into this Agreement.

   (g) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

     8.4.  Amendment.

     Subject to Section 6.3, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     8.5.  Waiver.

     At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein.

                                   ARTICLE IX.
                               GENERAL PROVISIONS

     9.1.  Non-Survival of Representations, Warranties and Agreements.

     The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.1, except that the agreements set forth in Article II and Sections 6.6 and 6.7 shall survive the Effective Time indefinitely, and those set forth in Sections 6.4(c), 6.7 and 8.3 and in the last clause of Section 1.5(d), shall survive termination of this Agreement indefinitely. The expiration of a representation, warranty or agreement in this Agreement pursuant to this
Section 9.1 shall not affect the rights or remedies of any party arising from a breach thereof occurring prior to such expiration.

     9.2.  Notices.

     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

                  if to Parent or Purchaser:
                  Select Medical Corporation
                  4718 Old Gettysburg Road
                  P.O. Box 2034
                  Mechanicsburg, PA 17055

                  Attn: Rocco A. Ortenzio
                  Chairman and Chief Executive Officer
                  with a copy to:

                  Dechert Price & Rhoads
                  1717 Arch Street
                  Philadelphia, PA 19103-2793
                  Attn:  Henry N. Nassau

                  if to the Company:

                  Intensiva HealthCare Corporation
                  7733 Forsyth Boulevard, Suite 800
                  St. Louis, MO 63105
                  Attn: David W. Cross
                        President and Chief Executive Officer

                  with a copy to:


                  Suelthaus & Walsh, P.C.
                  7733 Forsyth Boulevard, Twelfth Floor,
                  St. Louis, Missouri 63105
                  Fax: (314) 727-7166
                  Attn:  Thomas M. Walsh

                     and

                  Bryan Cave LLP
                  211 North Broadway
                  Suite 3600
                  St. Louis, Missouri 63102
                  Fax:  (314) 259-2020
                  Attn:  Denis P. McCusker

     9.3.  Definitions.

     For purposes of this Agreement, the term:

   (1) "Acquisition Proposal" is defined in Section 6.5(f).

   (2) "Affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

   (3) "Beneficial Owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its Affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its Affiliates or associates has, directly or indirectly,
(A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its Affiliates or associates or person with whom such person or any of its Affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

  (4)  "Blue Sky Laws" is defined in Section 3.5(b).

  (5) "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York.

  (6)  "Board" means the Board of Directors of the Company.

  (7)  "Claim" shall have the meaning set forth in Section 6.7.

  (8)  "Code" means the Internal Revenue Code of 1986, as amended.

  (9)  "Common Stock" is defined in Section 1.1.

  (10) "Company Disclosure Schedule" is defined in the first paragraph of
Article III.

  (11) "Confidentiality Agreement" is defined in Section 6.4(c).

  (12) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

  (13) "Delaware Law" means the General Corporation Law of the State of
Delaware.

  (14) "Dissenting Shares" is defined in Section 2.7.

  (15) "Effective Time" is defined in Section 2.2

  (16) "Environmental Laws" means any federal, state, or local statute, rule, regulation or order, as in effect on the date of this Agreement, relating to the protection of the environment or to the regulation of any toxic, radioactive, ignitable, corrosive, reactive, biomedical or otherwise hazardous substances, materials, contaminants, pollutants or wastes.

  (17) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  (18) "Governmental Authority" means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether national, federal, state, provincial or local.

  (19) "HSR Act" is defined in Section 3.5(b).

  (20) "Indemnified Parties" is defined in Section 6.7(b).

  (21) "Intellectual Property" means all of the following (in whatever form or medium) which are owned by or licensed to the Company or any of its Subsidiaries for use in connection with the operation of its business: (i) patents, trademarks, service marks, tradedress, logos, designs and copyrights, (ii) applications for patents and for registration of trademarks, service marks and copyrights, (iii) trade secrets and trade names, and (iv) all other items of proprietary know-how or intellectual property.

  (22) "Interim Balance Sheet" is defined in Section 3.6(c).

  (23) "knowledge" means, in respect of the Company, the actual knowledge of the persons listed on Exhibit A hereto.

  (24) "Liens" is defined in Section 3.16(a).

  (25) "LTAC Leases" is defined in Section 3.16(b).

  (26) "Material Adverse Effect" means any change, effect, condition, event or circumstance that is, or is reasonably likely to be, materially adverse to the business, financial condition, assets, properties, or results of operations of the Company and the Subsidiaries, taken as a whole; provided, that "Material Adverse Effect" shall not include any change, effect, condition, event or circumstance arising out of or attributable to (i) any decrease in the market price of the Shares (but not any change, effect, condition, event or circumstance underlying such decrease to the extent that it would otherwise constitute a Material Adverse Effect), (ii) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company operates (including legal and regulatory changes), (iii) general economic conditions or change, effects, conditions or circumstances affecting the securities markets generally, (iv) changes arising from the consummation of the Transactions or the announcement of the execution of this Agreement, including changes resulting from the exercise by other parties to the LTAC Leases of any contractual rights they may have (if any) under the express terms of the LTAC Leases as a result of the Transactions or the announcement of the Transactions; or (v) any matter expressly disclosed in this Agreement or the Company's Disclosure Schedule; and provided, further that, subject to the foregoing, a Material Adverse Effect shall be deemed to have occurred if the Company and its Subsidiaries shall have lost their accreditation to continue participation in the Medicare and Medicaid programs in respect of one or more of the Company's locations which represented, in the aggregate, in excess of 15% of the Company's net revenues for the most recent four fiscal quarters preceding the date of such event.

  (27) "Merger" is defined in Section 2.1.

  (28) "Merger Consideration" is defined in Section 2.6(a).

  (29) "Merger Notice" is defined in Section 1.3(d).

  (30) "1997 Balance Sheet" is defined in Section 3.6(c).

  (31) "Per Share Amount" is defined in Section 1.1

  (32) "Person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

  (33) "Plans" is defined in Section 3.9.

  (34) "Proxy Statement" is defined in Section 3.10.

  (35) "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with any government or taxing authority in respect of Taxes, and the term "Return" shall mean any one of the foregoing Returns.

  (36) "SEC" means the Securities and Exchange Commission.

  (37) "SEC Rules" means the rules, regulations or interpretations of the SEC or the staff thereof.

  (38) "Stockholders Meeting" is defined in Section 6.1.

  (39) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means an Affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

  (40) "Superior Proposal" is defined in Section 6.5(f).

  (41) "Surviving Corporation" is defined in Section 2.1.

  (42) "Takeover Statute" is defined in Section 6.11.

  (43) "Tax" or "Taxes" shall mean (A) all federal, state and local and foreign taxes and assessments of any nature whatsoever, based on the laws and regulations in effect from time to time through the Closing Date, including, without limitation, all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise, environmental and other taxes, duties and other similar governmental charges and assessments imposed by or on behalf of any government or taxing authority, including all interest, penalties and additions imposed with respect to such amounts, and (B) any obligations under any agreements or arrangements with respect to any Taxes described in clause (A) above.

  (44) "Tax Returns" means any returns required to be filed with Federal, state or other applicable taxing authorities in respect of any Taxes.

  (45) "Transactions" is defined in Section 1.2(c).

  (46) "Warrants" is defined in Section 3.3.

     9.4. Severability.

     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible. The parties confirm that, if they are unable to reach such agreement, it is their intention that the provisions of this Agreement be enforced to the maximum extent permissible.

     9.5. Entire Agreement; Assignment.

     Except for the Confidentiality Agreement and the Letter Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights and obligations thereunder to any wholly-owned Subsidiary of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     9.6. Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement (including, without limitation, Section 6.6), express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.7 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     9.7. Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     9.8. Headings.

     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.9. Counterparts.

     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.10. Specific Performance.

     Nothing in this Agreement shall preclude a party from seeking specific performance, injunctive relief or any other remedies not involving the payment of monetary damages in the event of any breach or violation (or threatened breach or violation) of any provision of this Agreement by the other party and each party acknowledges that, in light of the unique benefit to it of its rights under this Agreement, such remedies shall be available in respect of any such breach or violation by it in any suit properly instituted in a court of competent jurisdiction and shall be in addition to any other remedies available at law or in equity to such party.

     9.11. Costs of Enforcement.

     In any action, claim, suit or proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled to prompt reimbursement of its reasonable costs and expenses of obtaining such enforcement, including attorneys' fees.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                              SELECT MEDICAL CORPORATION

                                              By /s/ ROCCO A. ORTENZIO
                                                 ----------------------------
                                               Name: Rocco A. Ortenzio
                                               Title: Chief Executive Officer

                                              SELECT MEDICAL OF
                                               MECHANICSBURG, INC

                                              By /s/ ROCCO A. ORTENZIO
                                                 -----------------------------
                                               Name: Rocco A. Ortenzio
                                               Title: Director


                                              INTENSIVA HEALTHCARE
                                               CORPORATION

                                              By /s/ DAVID W. CROSS
                                                 -----------------------------
                                               Name: David W. Cross
                                               Title: President and Chief
                                                      Executive Officer

                                   Exhibit A
                                   ---------

     "knowledge" means, in respect of the Company, knowledge by David W. Cross, John R. Lewis, John P. Keefe and Michael Oligschlaeger.

                                       45